UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

(Amendment No. 2)(1)

CYTOMEDIX, INC.

(Name of Issuer)

COMMON STOCK, $.0001 PAR VALUE PER SHARE E

(Title of Class of Securities)

23283B204

(CUSIP Number)

JANUARY 10, 2005

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                    Rule 13d-1(b)

☒                                    Rule 13d-1(c)

☐                                    Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 23283B204	13G	Page 2 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Long/Short Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO

CUSIP NO. 23283B204	13G	Page 3 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Long/Short (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 4 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy (Cayman), Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 5 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 23283B204	13G	Page 6 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Multi-Strategy Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 7 of 24 Pages

1		NAME OF REPORTING PERSONS Ritchie Capital Management, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 8 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Trading, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

*

CUSIP NO. 23283B204	13G	Page 9 of 24 Pages

1	NAME OF REPORTING PERSONS Ritchie Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 23283B204	13G	Page 10 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Capital Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 11 of 24 Pages

1		NAME OF REPORTING PERSONS RAM Capital, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited liability company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 23283B204	13G	Page 12 of 24 Pages

1		NAME OF REPORTING PERSONS THR, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 23283B204	13G	Page 13 of 24 Pages

1		NAME OF REPORTING PERSONS A.R. Thane Ritchie
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER - 0 -
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER - 0 -
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON - 0 -
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12		TYPE OF REPORTING PERSON* IN; HC

CUSIP NO. 23283B204	13G	Page 14 of 24 Pages

Item 1(a).	Name of Issuer:

Cytomedix, Inc. (the “Company”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

416 Hungerford Dr., Suite 330
Rockville, MD 20850

Item 2(a).	Name of Persons Filing:

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Item 2(c).	Citizenship:

RAM Trading, Ltd.
c/o Walkers SPV Limited
P.O. Box 265GT
Walker House, Mary Street
George Town, Grand Cayman
Cayman Islands company

Ritchie Capital Management, L.L.C.
2100 Enterprise Avenue
Geneva, Illinois 60134
Delaware limited liability company

Ritchie Capital Management, Ltd.
Appleby Spurling Hunter
P.O. Box 365GT
Clifton House, 75 Fort Street
George Town, Grand Cayman
Cayman Islands company

RAM Capital Investments, Ltd.
c/o Walkers SPV Limited
P.O. Box 265GT
Walker House, Mary Street
George Town, Grand Cayman
Cayman Islands company

THR, Inc.
2100 Enterprise Avenue
Geneva, Illinois 60134
Illinois corporation

A.R. Thane Ritchie
2100 Enterprise Avenue
Geneva, Illinois 60134
U.S. Citizen

RAM Capital, L.L.C.
2100 Enterprise Avenue
Geneva, Illinois 60134
Illinois limited liability company

CUSIP NO. 23283B204	13G	Page 15 of 24 Pages

Ritchie Multi-Strategy Trading, Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands company

Ritchie Multi-Strategy (Cayman), Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands company

Ritchie Multi-Strategy, L.L.C.
2100 Enterprise Avenue
Geneva, Illinois 60134
Delaware limited liability company

Ritchie Long/Short (Cayman), Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands company

Ritchie Long/Short Trading, Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands company

As required by Rule 13d-1(k)(1), Exhibit 1 to this Schedule 13G contains the Joint Filing Agreement entered into by each of the persons filing this joint Schedule 13G.

Item 2(d).	Title of Class of Securities:

Common Stock, $.0001 par value per share (“Common Stock”)

Item 2(e).	CUSIP Number:

23283B204

Item 3.	If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3 (a) (6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3 (a) (19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1 (b) (1) (ii) (E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

CUSIP NO. 23283B204	13G	Page 16 of 24 Pages

(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G);
(h) ☐ A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;
(i) ☐ A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
(j) ☐ Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☒

Item 4.	Ownership:

RAM Trading, Ltd.
Ritchie Capital Management, L.L.C.
Ritchie Capital Management, Ltd.
RAM Capital Investments, Ltd.
RAM Capital, L.L.C.
THR, Inc.
A.R. Thane Ritchie
Ritchie Long/Short Trading Ltd.
Ritchie Long/Short (Cayman), Ltd.
Ritchie Multi-Strategy Trading, Ltd.
Ritchie Multi-Strategy (Cayman), Ltd.
Ritchie Multi-Strategy, L.L.C.

(a)	Amount beneficially owned:

- 0 -

(b)	Percent of class:

0%

	(c)	Number of shares as to which such person has:

	(i)	Sole power to vote or to direct the vote –

- 0 -

	(ii)	Shared power to vote or direct the vote –

- 0 -

	(iii)	Sole power to dispose or to direct the disposition of –

- 0 -

	(iv)	Shared power to dispose or to direct the disposition of –

- 0 -

CUSIP NO. 23283B204	13G	Page 17 of 24 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

NOT APPLICABLE

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

NOT APPLICABLE

Item 8.	Identification and Classification of Members of the Group:

NOT APPLICABLE

Item 9.	Notice of Dissolution of Group:

NOT APPLICABLE

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

* Michael J. Allara is signing on behalf of A.R. Thane Ritchie as attorney-in-fact pursuant to a power of attorney, dated March 12, 2004, previously filed with the Securities and Exchange Commission on July 14, 2004, and hereby incorporated by reference herein. The power of attorney was filed as an attachment to a filing by Ritchie Capital Management, L.L.C. on Schedule 13G/A for Genaissance Pharmaceuticals, Inc.

CUSIP NO. 23283B204	13G	Page 18 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 24, 2005

RAM TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, L.L.C.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL INVESTMENTS, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

THR, INC.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

CUSIP NO. 23283B204	13G	Page 19 of 24 Pages

A.R. THANE RITCHIE

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT TRADING LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

CUSIP NO. 23283B204	13G	Page 20 of 24 Pages

RITCHIE MULTI-STRATEGY (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY, L.L.C.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL, L.L.C.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

CUSIP NO. 23283B204	13G	Page 21 of 24 Pages

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1	Joint Filing Agreement, dated as of February 24, 2005, among each of the Filing Persons.

CUSIP NO. 23283B204	13G	Page 22 of 24 Pages

EXHIBIT 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, each of the parties to this Joint Filing Agreement (this “Agreement”) agrees that the statement on Schedule 13G with respect to the common stock issued by Cytomedix, Inc., to which this Agreement is attached as an Exhibit, is filed on behalf of each such party and that any amendments to the attached Schedule 13G will likewise be filed on behalf of each such party.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be executed on February 24, 2005.

RAM TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, L.L.C.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL INVESTMENTS, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

THR, INC.

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

CUSIP NO. 23283B204	13G	Page 23 of 24 Pages

A.R. THANE RITCHIE

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE CAPITAL MANAGEMENT, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT TRADING LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE LONG/SHORT (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

CUSIP NO. 23283B204	13G	Page 24 of 24 Pages

RITCHIE MULTI-STRATEGY (CAYMAN), LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY TRADING, LTD.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RITCHIE MULTI-STRATEGY, L.L.C.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact

RAM CAPITAL, L.L.C.

By:	Ritchie Capital Management, L.L.C., its
Investment Manager

	By:	/s/ Michael J. Allara
		Name:	Michael J. Allara*
		Title:	Attorney-in-fact